Exhibit 99.1

Bank of the James Announces Third Quarter,  Nine Months of 2023

Financial Results and Declaration of Dividend

Positive Earnings,  Deposit Growth, Strong Asset Quality

LYNCHBURG, VA, October 20, 2023 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three and nine month periods ended September 30,  2023.  The Bank serves Region 2000 (the greater Lynchburg MSA) and the Blacksburg, Charlottesville, Harrisonburg, Lexington, Roanoke, and Wytheville, Virginia markets.

Net income for the three months ended September 30, 2023 was $2.08 million or $0.46 per basic and diluted share compared with $2.57 million or $0.55 per basic and diluted share for the three months ended September 30, 2022. Net income for the nine months ended September 30, 2023 was $6.60 million or $1.44 per basic and diluted share compared with $7.01 million or $1.48 per basic and diluted share for the nine months ended September 30, 2022.

Robert R. Chapman III, CEO, commented: “With a keen focus on financial strength, liquidity, and exceptional asset quality, our Company generated positive, stable financial and operational results. Our year-to-date performance reflects many positives during a period when rising interest rates have, understandably, slowed loan growth but have also created opportunities for us to demonstrate the many benefits of being a Bank of the James client.

“Skilled service from our banking team and a wide range of reliable, secure electronic and Web-based banking products for commercial and retail customers are backed by an operating philosophy that emphasizes safety and financial strength. This has contributed to high levels of customer retention in commercial real estate and commercial and industrial banking. Our financial management capabilities extend beyond lending and continue to attract a growing base of commercial customers. The ability to provide residential mortgage solutions has allowed the Bank to capture additional market share even in a rising rate environment.

“Operationally, we have maintained the improvements to productivity made during the past year, reflected in returns on average equity and the efficiency ratio. Growing deposits have enhanced liquidity and enabled the Bank to avoid any borrowings outside of deposits. This has helped to control our cost of funds, which has enabled us to provide the best possible rates to customers while maintaining relatively stable margins.

“I cannot emphasize enough the importance of maintaining asset and credit quality for our Company and our customers. Diligent credit management and a proactive approach with customers have resulted, as of September 30, 2023, in having no other real estate owned (OREO) and low levels of nonperforming and watch-list loans.

“As we approach the close of a very eventful year, we continue to focus on risk management,  serving our customers, and creating value for shareholders.”

Third Quarter, Nine Months of 2023 Highlights

•

Total interest income of $10.14 million in the third quarter and $28.82 million in the nine months of 2023 increased 21% and 26% compared with the respective periods of 2022. The year-over-year growth primarily reflected commercial loan interest rate adjustments to keep pace with the rising interest rate environment and a higher yield on Fed Funds sold.

•

Net interest income after recovery of credit losses was $7.53 million in the third quarter of 2023 compared with $8.20 million a year earlier. For the nine months of 2023, net interest income after recovery of credit losses increased to $22.63 million from $22.31 million for the nine months of 2022.

•

Net interest margin and net interest spread improved in the first nine months of 2023 compared with the same period a year earlier,  primarily reflecting year-over-year growth in returns on total earning assets and loans along with a slowing of margin compression.

•

Total noninterest income was $3.20 million in the third quarter of 2023 compared with $3.85 million a year earlier, and noninterest income for the nine months of 2023 was $9.69 million compared with $10.52 million for the nine months of 2022. Both periods were highlighted by solid income from commercial treasury services activity and continuing strong wealth management fee contributions from PWW. Gains on sale of residential mortgages slowed as increased interest rates made mortgage borrowing less attractive.

•

Loans, net of the allowance for credit losses, were $599.60 million at September 30, 2023 compared with $605.37 million at December 31, 2022, primarily reflecting rate-driven slowing of demand and the Company’s focus on loan quality.

•	Asset quality remained strong, with a ratio of nonperforming loans to total loans of 0.10% at September 30, 2023 and minimal levels of nonperforming loans and no OREO.
•	Total deposits grew to $880.20 million at September 30, 2023 compared with $848.14 million at December 31, 2022.
•	On October 17, 2023 the Company’s board of directors approved a quarterly dividend of $0.08 per share to stockholders of record as of November 24, 2023 to be paid on December 8, 2023.
•

Measures of shareholder value at September 30, 2023 reflected increased book value per share to $11.03 from $10.85 at December 31, 2022, stable total stockholders’ equity, and increased retained earnings. The Company’s most recent repurchase plan was completed in the second quarter of 2023. In conjunction with a previous repurchase plan, the Company has repurchased just under 4% of its outstanding common stock since August 2022.

Third Quarter, Nine Months of 2023 Operational Review

Net interest income after a $164,000 recovery of credit losses for the quarter ended September 30, 2023 was $7.53 million compared with net interest income after a $300,000 recovery of credit losses of $8.20 million for the quarter ended September 30, 2022. For the nine months of 2023, net interest income after a $278,000 recovery of credit losses was $22.63 million compared with net interest income after a $900,000 recovery of credit losses of $22.31 million for the nine months of 2022.

Total interest income increased to $10.14 million in the third quarter of 2023 compared with $8.40 million a year earlier. For the nine months of 2023, total interest income was $28.82 million compared with $22.91 million for the nine months of 2022. Both 2023 periods reflected moderate loan activity and interest rate increases.

The interest rate adjustment related to variable rate loans along with an increase in the Fed Funds rate continued to have a positive impact on the yields earned on interest earning assets. Management noted that while margin compression continues to have an impact, it slowed moderately in the current quarter.  The yield on interest-earning assets in the third quarter of 2023 was 4.43% compared with 3.64% a year earlier, while average loan yield increased to 5.13% from 4.37% in the prior year’s third quarter.  The interest spread was 2.94% compared with 3.38% a year earlier. Net interest margin was 3.21% in the third quarter of 2023 compared with 3.42% in the third quarter of 2022.

For the nine months of 2023, the yield on interest-earning assets was 4.30% compared with 3.30% for the nine months of 2022. The interest spread was 3.12% compared with 3.04% for the nine months of 2023 and 2022, respectively. Net interest margin was 3.33% compared with 3.09% for the nine months of 2023 and 2022, respectively.

Total interest expense in the third quarter and nine months of 2023 increased compared with the 2022 periods, reflecting increased levels of interest-paying deposits and higher deposit rates commensurate with the prevailing interest rate environment. Total interest expense in the third quarter of 2023 was $2.78 million compared with $499,000 a year earlier, while total interest expense in the nine months of 2023 was $6.47 million compared with $1.50 million a year earlier.

J. Todd Scruggs, Executive Vice President and CFO, commented: “We saw some mitigation of margin compression in the past several months. Repricing commercial floating rate loans and generating mortgage loans consistent with prevailing rates has allowed interest income to keep pace with rising interest expense. Although commercial and mortgage lending has slowed, we continue to make quality loans consistent with the current rate environment.”

Noninterest income in the third quarter of 2023 was $3.20 million compared with $3.85 million in the third quarter of 2022. For the nine months of 2023, noninterest income was $9.69 million compared with $10.52 million a year earlier. Noninterest income in both periods of 2023 demonstrated income contributions from debit card activity and commercial treasury services and a strong $0.11 per share contribution to earnings by PWW’s investment management activity. Year-over-year comparisons of noninterest income reflect a decrease in gains on sale of loans as the Company experienced a decrease in mortgage loan originations.

Noninterest expense in the third quarter of 2023 declined to $8.14 million compared with $8.88 million a year earlier. The nine months of 2023 noninterest expense was $24.09 million compared with $24.12 million in the nine months of 2022. The third quarter of 2023 reflected a decline in professional fees and outside expenses following the successful conclusion of a fraud loss matter and significantly lower year-over-year expenses related to other real estate owned.

The Company continued to demonstrate stable productivity in the nine months of 2023, with return on average equity (ROAE) of 17.20% compared with 15.45% a year earlier and a return on average assets (ROAA) of 0.93% compared with 0.95% a year earlier, which primarily reflected asset growth in 2023.  The efficiency ratio for the nine months of 2023 was 75.19% compared with 75.53% for the nine months of 2022.

Balance Sheet: Liquidity, Asset Quality

Total assets were $960.89 million at September 30, 2023 compared with $928.57 million at December 31, 2022.

Loans, net of allowance for credit losses, declined to $599.60 million at September 30, 2023 compared with $605.37 million at December 31, 2022, primarily reflecting lower commercial lending activity.

Due to lower originations and payoffs, commercial real estate loans (owner-occupied and non-owner occupied and excluding construction loans) decreased to approximately $305.72 million at September 30, 2023 compared with $336.95 million a year earlier and $341.89 million at December 31, 2022. CRE loans declined by less than $7 million from the second quarter of 2023, reflecting a decrease in the rate of payoffs.

Commercial loans (primarily C&I loans) were $65.83 million at September 30, 2023, down from $95.88 million at December 31, 2022 and $69.89 million at June 30, 2023.  Commercial construction loans increased to $23.75 million at September 30, 2023 from $12.14 million at December 31, 2022.

Residential mortgage and residential construction loans have grown significantly throughout the year, increasing to approximately $133.68 million at September 30, 2023 from $63.75 million since December 31, 2022. During the third quarter, our consumer lending slowed.

Some of the variances in the loan classifications above were due to the Bank’s reclassification of loan categories in connection with the adoption of the current expected credit loss (CECL) methodology on January 1, 2023.

Michael A. Syrek, President of the Bank, commented: “While rapidly rising interest rates have clearly impacted commercial and retail loan demand and slowed loan growth, we continue to lend and are providing services and financial products to commercial clients that solidify relationships and create value for them. Our sophisticated capabilities and bankers’ expertise have enabled us to meet the requirements of a growing range of customers and appeal to larger customers. This has generated new lending and deposit relationship opportunities.”

Asset quality has remained strong and stable, with a ratio of nonperforming loans to total loans of 0.10% at September 30, 2023. The allowance for credit losses on loans to total loans was 1.21% at September 30, 2023 compared with 1.02% at December 31,  2022.

Total nonperforming loans were $585,000 at September 30, 2023, down from $633,000 at December 31, 2022. Total nonperforming assets declined to $585,000 at September 30, 2023 compared with $1.20 million at December 31, 2022.

Total deposits at September 30, 2023 increased to $880.20 million compared with $848.14 million at December 31, 2022. The Bank added approximately $13 million in deposits during the third quarter. Total deposits primarily reflected the judicious addition of time deposits,  partially offset by a modest decline in core deposits (noninterest-bearing demand, NOW, savings and money market accounts). Lower-cost core deposits represented 77.18% of total deposits.

Maintaining strong liquidity continues to be a focus to ensure strong, secure operations. The Company added cash and cash equivalents in the third quarter of 2023, had approximately $80 million of available Fed Funds sold, and strengthened several off-balance sheet options. For example, the Bank supplemented its current lines of credit with a new $20 million correspondent line of credit and increased borrowing capacity with the Federal Home Loan Bank of Atlanta by pledging additional collateral.

The Company’s measures of shareholder value remained stable. Book value per share was $11.03 compared with $10.85 at December 31, 2022.  Total stockholders’ equity was $50.13 million at September 30, 2023 compared with $50.23 million at December 31, 2022 and retained earnings increased to $34.93 million at September 30, 2023 from $31.03 million at December 31, 2022.

Some of these measures, including book value per share and stockholders’ equity, continue to be negatively impacted by market value changes in the Company’s  available-for-sale securities portfolio, reflecting the impact of higher interest rates. These mark-to-market losses are excluded when calculating the Bank’s regulatory capital ratios.  The available-for-sale securities portfolio is composed primarily of securities with implicit government guarantees, including U.S. Treasuries and U.S. agency obligations, and other highly-rated debt instruments. The Company does not expect to realize the unrealized losses as it has the intent and ability to hold the securities until their recovery, which may be at maturity. Management continues to diligently monitor the creditworthiness of the issuers of the debt instruments within its securities portfolio. The duration of the Company’s  overall securities portfolio is approximately 6 years.

The Company’s positive financial performance supported its longstanding practice of paying a quarterly cash dividend to shareholders. As previously noted, the Company’s now-completed stock repurchase programs have contributed to earnings and generated shareholder value.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates,  changes in the value of real estate securing loans made by the Bank as well as the potential for the resurgence of COVID-19 and geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

FINANCIAL RESULTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	9/30/2023	12/31/2022

Cash and due from banks	$20,105	$30,025
Federal funds sold	79,424	31,737
Total cash and cash equivalents	99,529	61,762

Securities held-to-maturity, at amortized cost (fair value of $3,028 in 2023 and $3,135 in 2022)	3,626	3,639
Securities available-for-sale, at fair value	181,977	185,787
Restricted stock, at cost	1,541	1,387
Loans, net of allowance for credit losses of $7,320 in 2023 and $6,259 in 2022	599,585	605,366
Loans held for sale	3,325	2,423
Premises and equipment, net	18,371	17,974
Interest receivable	2,707	2,736
Cash value - bank owned life insurance	21,443	19,237
Customer relationship Intangible, net	7,425	7,845
Goodwill	2,054	2,054
Other real estate owned	-	566
Deferred tax asset	10,376	9,125
Other assets	8,928	8,670
Total assets	$960,887	$928,571

Liabilities and Stockholders’ Equity

Deposits
Noninterest bearing demand	$154,628	$154,884
NOW, money market and savings	524,721	560,479
Time	200,854	132,775
Total deposits	880,203	848,138

Capital notes, net	10,041	10,037
Other borrowings	10,030	10,457
Interest payable	381	89
Other liabilities	10,103	9,624
Total liabilities	$910,758	$878,345

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,543,338 as of September 30, 2023 and 4,628,657 as of December 31, 2022	9,723	9,905
Additional paid-in-capital	35,253	36,068
Accumulated other comprehensive (loss)	(29,778)	(26,781)
Retained earnings	34,931	31,034
Total stockholders’ equity	$50,129	$50,226

Total liabilities and stockholders’ equity	$960,887	$928,571

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Interest Income	2023	2022	2023	2022
Loans	$7,990	$6,830	$23,251	$18,909
Securities
US Government and agency obligations	321	331	962	911
Mortgage backed securities	435	437	1,255	1,196
Municipals	304	289	908	867
Dividends	8	5	49	36
Other (Corporates)	139	144	423	395
Interest bearing deposits	134	101	375	135
Federal Funds sold	812	262	1,601	463
Total interest income	10,143	8,399	28,824	22,912

Interest Expense
Deposits
NOW, money market savings	894	133	1,916	374
Time Deposits	1,683	143	3,918	467
FHLB borrowings	-	-	31	-
Finance leases	22	24	66	73
Other borrowings	98	117	297	339
Capital notes	82	82	245	245
Total interest expense	2,779	499	6,473	1,498

Net interest income	7,364	7,900	22,351	21,414

Recovery of credit losses	(164)	(300)	(278)	(900)

Net interest income after recovery of credit losses	7,528	8,200	22,629	22,314

Noninterest income
Gains on sale of loans held for sale	989	1,472	3,065	4,675
Service charges, fees and commissions	1,004	1,313	2,942	2,563
Wealth management fees	1,050	959	3,098	2,935
Life insurance income	139	113	405	338
Other	19	(3)	179	8

Total noninterest income	3,201	3,854	9,689	10,519

Noninterest expenses
Salaries and employee benefits	4,683	4,529	13,296	13,051
Occupancy	458	445	1,389	1,348
Equipment	501	647	1,813	1,870
Supplies	118	116	399	380

Professional, data processing, and other outside expense	1,371	1,619	4,154	3,544
Marketing	204	222	683	661
Credit expense	218	244	623	765
Other real estate expenses, net	3	195	36	207
FDIC insurance expense	126	121	321	382
Amortization of intangibles	46	140	420	420
Other	412	601	957	1,491
Total noninterest expenses	8,140	8,879	24,091	24,119

Income before income taxes	2,589	3,175	8,227	8,714

Income tax expense	511	601	1,631	1,709

Net Income	$2,078	$2,574	$6,596	$7,005

Weighted average shares outstanding - basic and diluted	4,543,338	4,683,581	4,568,789	4,721,423

Net income per common share - basic and diluted	$0.46	$0.55	$1.44	$1.48

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

Unaudited

Selected Data:	Three months ending Sep 30, 2023	Three months ending Sep 30, 2022	Change	Year to date Sep 30, 2023	Year to date Sep 30, 2022	Change
Interest income	$10,143	$8,399	20.76%	$28,824	$22,912	25.80%
Interest expense	2,779	499	456.91%	6,473	1,498	332.11%
Net interest income	7,364	7,900	-6.78%	22,351	21,414	4.38%
Recovery of credit losses	(164)	(300)	-45.33%	(278)	(900)	-69.11%
Noninterest income	3,201	3,854	-16.94%	9,689	10,519	-7.89%
Noninterest expense	8,140	8,879	-8.32%	24,091	24,119	-0.12%
Income taxes	511	601	-14.98%	1,631	1,709	-4.56%
Net income	2,078	2,574	-19.27%	6,596	7,005	-5.84%
Weighted average shares outstanding - basic and diluted	4,543,338	4,683,581	(140,243)	4,568,789	4,721,423	(152,634)
Basic and diluted net income per share	$0.46	$0.55	$(0.09)	$1.44	$1.48	$(0.04)

Balance Sheet at period end:	Sep 30, 2023	Dec 31, 2022	Change	Sep 30, 2022	Dec 31, 2021	Change
Loans, net	$599,585	$605,366	-0.95%	$614,117	$576,469	6.53%
Loans held for sale	3,325	2,423	37.23%	3,239	1,628	98.96%
Total securities	185,603	189,426	-2.02%	194,774	164,922	18.10%
Total deposits	880,203	848,138	3.78%	883,069	887,056	-0.45%
Stockholders’ equity	50,129	50,226	-0.19%	48,339	69,429	-30.38%
Total assets	960,887	928,571	3.48%	962,570	987,634	-2.54%
Shares outstanding	4,543,338	4,628,657	(85,319)	4,628,657	4,740,657	(112,000)
Book value per share	$11.03	$10.85	$0.18	$10.44	$14.65	$(4.21)

Daily averages:	Three months ending Sep 30, 2023	Three months ending Sep 30, 2022	Change	Year to date Sep 30, 2023	Year to date Sep 30, 2022	Change
Loans	$612,021	$615,208	-0.52%	$618,152	$600,286	2.98%
Loans held for sale	4,421	4,217	4.84%	3,548	3,978	-10.81%
Total securities (book value)	222,969	230,986	-3.47%	223,391	220,863	1.14%
Total deposits	869,655	885,602	-1.80%	862,212	895,274	-3.69%
Stockholders’ equity	52,564	52,451	0.22%	51,274	60,603	-15.39%
Interest earning assets	909,774	916,798	-0.77%	897,364	927,482	-3.25%
Interest bearing liabilities	740,516	752,909	-1.65%	732,522	749,545	-2.27%
Total assets	953,546	968,985	-1.59%	944,568	986,867	-4.29%

Financial Ratios:	Three months ending Sep 30, 2023	Three months ending Sep 30, 2022	Change	Year to date Sep 30, 2023	Year to date Sep 30, 2022	Change
Return on average assets	0.86%	1.05%	(0.19)	0.93%	0.95%	(0.02)
Return on average equity	15.68%	19.47%	(3.79)	17.20%	15.45%	1.75
Net interest margin	3.21%	3.43%	(0.22)	3.33%	3.09%	0.24
Efficiency ratio	77.05%	75.54%	1.51	75.19%	75.53%	(0.34)
Average equity to average assets	5.51%	5.41%	0.10	5.43%	6.14%	(0.71)

Allowance for credit losses on loans:	Three months ending Sep 30, 2023	Three months ending Sep 30, 2022	Change	Year to date Sep 30, 2023	Year to date Sep 30, 2022	Change
Beginning balance	$7,586	$6,616	14.66%	$6,259	$6,915	-9.49%
Retained earnings adjustment related to impact of adoption of ASU 2016-13	-	-	N/A	1,245	-	N/A
Recovery of credit losses	(130)	(300)	-56.67%	(188)	(900)	-79.11%
Charge-offs	(144)	(1)	14300.00%	(196)	(10)	1860.00%
Recoveries	8	79	-89.87%	200	389	-48.59%
Ending balance	7,320	6,394	14.48%	7,320	6,394	14.48%

Nonperforming assets:	Sep 30, 2023	Dec 31, 2022	Change	Sep 30, 2022	Dec 31, 2021	Change
Total nonperforming loans	$585	$633	-7.58%	$788	$954	-17.40%
Other real estate owned	-	566	-100.00%	566	761	-25.62%
Total nonperforming assets	585	1,199	-51.21%	1,354	1,715	-21.05%

Asset quality ratios:	Sep 30, 2023	Dec 31, 2022	Change	Sep 30, 2022	Dec 31, 2021	Change
Nonperforming loans to total loans	0.10%	0.10%	-	0.13%	0.16%	(0.03)
Allowance for credit losses to total loans	1.21%	1.02%	0.19	1.03%	1.19%	(0.16)
Allowance for credit losses to nonperforming loans	1251.28%	989.42%	261.86	811.42%	724.84%	86.58